Exhibit 99.1

HARTMAN COMMERCIAL PROPERTIES REIT
ANNOUNCES THIRD QUARTER 2005 EARNINGS

Houston, Texas - February 2, 2006:

Hartman Commercial Properties REIT (the “Company”) today announced the results of its third quarter of 2005, ending September 30, 2005. The Company is a Houston, Texas based real estate investment trust with 37 income-producing properties, including holdings in the retail, office and industrial/warehouse segments of the commercial property industry. The Company was formed in 1998 through the consolidation of numerous private limited partnerships sponsored by Hartman Management, L.P. For more information on the Company, please contact Hartman’s headquarters at (713) 467-2222 or (800) 880-2212.

On July 28, 2004, the Company changed its state of organization from Texas to Maryland pursuant to a merger into a Maryland real estate investment trust formed by the Company for the sole purpose of this reorganization. In conjunction with this reorganization, each outstanding common share of beneficial interest was converted into 1.42857 common shares of beneficial interest of the surviving Maryland entity. The financial information provided in this announcement reflects adjustments for this recapitalization.

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Net income was $511,510 for the third quarter of 2005, as compared with $797,296 in the third quarter of 2004. This represents $.064 per common share for the third quarter of 2005 as compared with $.114 per common share for the third quarter of 2004.

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Revenues for the third quarter of 2005 were $6,204,629, as compared with $5,922,856 for the third quarter of 2004. This represents a 4.8% increase when comparing the third quarter of 2005 to the same period in 2004.

•	Occupancy for the overall portfolio was reported at 85% for the third quarter of 2005 as compared with 87% for the third quarter of 2004.

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The Board of Trustees of the Company declared a dividend of $0.1768 per common share for the third quarter of 2005, the same as for the second quarter of 2005, and as compared with a dividend of $0.175 for the third quarter of 2004. This dividend represents a distribution of $0.7072 per share on an annualized basis. The dividend was paid in three equal installments beginning in October 2005.

Hartman Management
1450 W. Sam Houston Pkwy. North	Suite 100	Houston, Texas 77043	800-880-2212	713-973-8912 FX

Net income in the third quarter of 2005 decreased by 36% compared with the third quarter of 2004. Revenues increased during the quarter as a result of additional property acquisitions, but a drop in occupancy for the overall portfolio contributed to a reduction in earnings. There was also an increase in interest expense associated with greater loan balances and higher interest rates. In addition, the Company experienced increased real estate taxes due to higher property value assessments. The drop in third quarter occupancy is expected to be transitory, and is in line with the overall commercial segment of the Houston real estate marketplace. Of course, future events cannot be known with certainty, but management has implemented a series of new initiatives which are aimed at increasing occupancy in the coming months. If successful, these actions should result in the gradual growth of both occupancy and net income during 2006. The Board of Trustees has decided to continue the quarterly dividend at its current level. However, should earnings not return to previous levels, the Board may be forced to reduce dividends in the future.

The Company offers its shareholders the opportunity to participate in a dividend reinvestment plan, pursuant to which shareholders may have the dividends they receive from the Company reinvested in the Company’s common shares. This plan pertains to shareholders of the Company only, and does not apply to owners of operating partnership units or Hartman Management’s privately sponsored programs. This dividend reinvestment program commenced its operations on February 1, 2005.

Our overriding objectives continue to be minimization of risk, increase of cash flows and consistent appreciation of assets. We are pleased with the performance of Hartman Commercial Properties REIT, and we are gratified by your support and confidence.

We welcome any comments and suggestions you might have.

Sincerely yours,

Allen R. Hartman

This press release contains forward-looking statements. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Hartman intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the “Risk Factors” section of our Registration Statement on Form S-11, which was declared effective by the Securities and Exchange Commission on September 15, 2004, as subsequently amended. The Company disclaims any intention or obligation to update or revise any forward-looking statements, including financial estimates, whether as a result of changed assumptions, new information, future events or otherwise.